                                            FILED PURSUANT TO RULE 424(b)(3)
                                            REGISTRATION STATEMENT NO. 333-39167


PROSPECTUS SUPPLEMENT NO. 1
(TO PROSPECTUS DATED NOVEMBER 10, 1997)


                                  $310,000,000
                            LAM RESEARCH CORPORATION
                   5% CONVERTIBLE SUBORDINATED NOTES DUE 2002

     This Prospectus Supplement supplements information contained in that certain Prospectus dated November 10, 1997 (the "Prospectus") relating to the potential sale from time to time of up to $310,000,000 aggregate amount of Notes and the Common Stock issuable upon conversion thereof by the Selling Securityholders. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

     The following information shall be added in the appropriate alphabetical sequence to the table set forth in the Prospectus under the caption "Selling Securityholders" with respect to the Selling Securityholders and the respective principal amounts of Registrable Notes beneficially owned by such Selling Securityholder that may be offered pursuant to the Prospectus, as amended or supplemented:

Canadian Imperial Holdings, Inc. .............................      3,000,000        *          34,180      *
Chase Securities .............................................      8,000,000      2.58%        91,147      *
Consolidated Press International, Ltd. .......................      2,570,000        *          29,281      *
Farallon Capital Institutional Partners II, L.P. .............      2,485,000        *          28,312      *
Farallon Capital Institutional Partners III, L.P. ............        210,000        *           2,392      *
Farallon Capital Institutional Partners L.P. .................      8,900,000      2.87%       101,401      *
Farallon Capital Offshore Investors, Inc. ....................     11,395,000      3.68%       129,827      *
Farallon Capital Partners, L.P. ..............................      9,400,000      3.03%       107,098      *
Forum Capital Markets, L.P. ..................................      2,000,000        *          22,786      *
Foundation Account No. 1 .....................................        355,000        *           4,044      *
LLC Account No. 1 ............................................        155,000        *           1,765      *
McMahan Securities Company, L.P. .............................        200,000        *           2,278      *
North Star Hedge Fund, L.P. ..................................      1,500,000        *          17,090      *
Paloma Securities, LLC .......................................      8,800,000      2.84%       100,262      *
Silverton International Fund Limited .........................      6,900,000      2.23%        78,614      *
SoundShore Partners, L.P. ....................................      2,000,000        *          22,786      *
The Common Fund ..............................................        880,000        *           9,684      *
Tinicum Partners, L.P. .......................................        190,000        *           2,164      *
UBS Securities, LLC ..........................................     18,900,000      6.10%       215,335      *
Winchester Convertible Plus, Ltd. ............................        510,000        *           5,810      *

     The following line items contained in the table set forth in the Prospectus under the caption "Selling Securityholders" shall be deleted in their entirety:

CFW-C, L.P. ..................................................      3,900,000      1.26%        44,434      *
KA Management, Ltd. ..........................................        500,000        *           5,696      *
KA Trading L.P. ..............................................        500,000        *           5,696      *
NatWest Securities, Ltd. .....................................     30,822,000      9.94%       351,167      *
General Motors Employees Domestic Group
  Pension Trust, Mellon Bank, N.A. as Trustee ................      1,500,000        *          17,090      *

     The line items "Deutsche Bank New York Custody Services.... 35,250,000,
11.37%, 401,617,1.07", "Deutsche Morgan Grenfell 6,900,000, 2.25%, 79,218, *",
"R2 Investments, LDC, 1,250,000, *, 14,241, *", "Societe General Securities Corp., 3,400,000, 1.10%, 38,737, *" and "Shepard Investment International, Ltd., 13,178,000, 4.25%, 150,142, *"," contained in the table set forth in the Prospectus under the caption "Selling Securityholders" shall be deleted in their entirety and replaced with the following:

Deutsche Bank New York Custody Services ......................     10,250,000      3.31%       116,782      *
Deutsche Morgan Grenfell .....................................      1,960,000        *          22,331      *
R2 Investments, LDC ..........................................        750,000        *           8,545      *
Shepard Investment International, Ltd. .......................      7,245,000      2.34%        82,595      *
Societe General Securities Corp. .............................      2,400,000        *          27,344      *

     The last two line items contained in the table set forth in the Prospectus under the caption "Selling Securityholders", "Any other holder..." and "Total..." (other than the footnotes thereto which remain unchanged), shall be deleted in their entirety and replaced with the following:

Any other holder of Notes or future
transferee from any such holder(3) ...........   $129,612,500                1,476,728

Notes Sold Under
Registration Statement .......................   $ 74,655,000                  850,575

      Total ..................................   $310,000,000    100%        3,531,930

             All information provided in this Prospectus Supplement
                           is as of January 23, 1998.

         THE DATE OF THIS PROSPECTUS SUPPLEMENTAL IS JANUARY 27, 1998.